Exhibit 10.5

June 9, 2016

Mr. Thomas E. Herman
824 S. Kenilworth Ave.
Oak Park, IL 60304

Dear Mr. Herman:

This letter will confirm our conditional offer of employment open until June 10, 2016 for the position; Senior Vice President, Chief Financial Officer with Calamos Asset Management, Inc. (“CLMS”) and Calamos Investments LLC (“CILLC”), and Calamos Advisors, LLC (“CAL, and together with CLMS and CILLC, collectively, the “Company”) each reporting to John S. Koudounis.

Your base salary would be at an annual rate of $300,000 per year, which would be payable semi-monthly at the rate of $12,500.00 before any deductions and withholding for federal and state taxes.

Your eligibility to participate in the Company’s short-term corporate incentive program and any short-term incentive compensation is discretionary and subject to the sole discretion of the Company on an annual basis. Your short-term incentive compensation range of opportunity would be 0 - 250% of your earned base salary. For calendar year 2016 only, we would guarantee your short-term incentive compensation at a minimum amount of $250,000. This guarantee only applies to calendar year 2016 and would be subject to the “Good Standing” condition below. There would be no guarantees of any short-term incentive compensation for any year after 2016. Annual incentives, if any, are typically paid by March 15th of the subsequent year but could be later.

Your eligibility to participate in the Company’s long-term corporate incentive program and any long-term incentive (“LTI”) compensation is discretionary and subject to the sole discretion of the Company on an annual basis. Your long-term incentive compensation range of opportunity would be 0 - 250% of your earned base salary. Historically, LTI awards, if any, have been granted on an annual basis, typically in the first quarter of the year but could be later. Subject to CLMS Compensation Committee approval, for the year 2016 only, we will guarantee your LTI compensation at a minimum of $150,000. Subject to change, we anticipate that this award would be be comprised of restricted stock units and the vesting schedule would be: 25% at the end of year 2, 25% at the end of year 3, and 50% at the end of year 4. This guarantee only applies to calendar year 2016. There would be no guarantees of any LTI compensation for any year after 2016. This and all LTI awards are subject to the terms of our LTI program, which also includes you signing a Confidentiality and Restrictive Covenants Agreement that may contain, among other restrictions, a non-compete, non-solicit and notice provisions.

NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY, YOUR OVERALL COMPENSATION ARRANGEMENT, INCLUDING THIS LETTER AND ANY LTI AWARDS, ARE SUBJECT TO THE REVIEW AND APPROVAL BY THE COMPENSATION COMMITTEE OF THE CLMS BOARD IN ITS SOLE DISCRETION AND TO BE ELIGIBLE TO RECEIVE ANY INCENTIVE COMPENSATION PAYMENTS, INCLUDING THE 2016 GUARANTEED SHORT-TERM AND LONG-TERM INCENTIVE COMPENSATION REFERENCED ABOVE, YOU MUST BE AN EMPLOYEE IN “GOOD STANDING” (AS DEFINED IN THE COMPANY’S ASSOCIATE HANDBOOK (“HANDBOOK”) WHICH MAY BE AMENDED AND A CURRENT COPY

ACCOMPANIES THIS LETTER), AT THE TIME INCENTIVE COMPENSATION PAYMENTS ARE MADE.

If your employment at the Company is terminated (i) by the Company without “Cause” (as defined below); or (ii) by you for “Good Reason” (as defined below), you will be eligible to receive (a) severance payment in an amount equal to one (1) year of your annual base salary paid over the next consecutive twelve (12) months in equal monthly installments subject to any applicable statutes or regulations and (b) a lump sum equal to one (1) year’s cost of COBRA health insurance payable within thirty (30) days of termination.Your entitlement to the severance and lump sum payments will be subject to your timely execution and non-revocation of a customary release of claims.

“Cause” shall include any of the following:

a.	Your conviction of any felony or other serious crime(s);

b.	Misappropriation by you of any money, assets or other property of the Company or any of our clients;

c.	You being subject to censure by a Federal, State, Local Government or agency, including but not limited to the U.S. Securities and Exchange Commission (“SEC”),

d.
You being subject to any investigation, charge (including receipt of a Wells notice from the SEC), legal or regulatory proceeding, order (administrative or otherwise) or any civil or criminal lawsuit (as well as any resulting judgments, sanctions, penalties, fines or settlements) that in any way, directly or indirectly, restricts, impedes or impairs: (i) the Company’s business or reputation, or (ii) your reputation or ability to effectively and efficiently perform your duties and responsibilities;

e.
You or the Company or any of its affiliates are censured by the SEC pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or Section 9(b) of the Investment Company Act of 1940 (the “Investment Company Act”), as amended, because of your willful action(s) or failure(s) to act was (were) material to the censure by the SEC pursuant to Section 203(e) or 203(f) of the Advisers Act or Section 9(b) of the Investment Company Act;

f.	A breach of your fiduciary duty to the Company;

g.	Your failure to fulfill your obligations to the Company and abide by all your existing obligations and duties with any current or former employers;

h.	A material violation of the Company’s policies and procedures by you; and/or

i.	Your failure to perform the duties and responsibilities of your position in a manner that meets or exceeds the Company’s expectations.

“Good Reason” shall mean the occurrence of any of the following circumstances without your consent:

a)	Any material diminution in contractual compensation as described in this letter;

b)	A material diminution in your title, duties, responsibilities and authority;

c)	The removal of your reporting line to the Chief Executive Officer; or

d)	A material weakness in the Company’s internal financial controls which is not substantially corrected by the time the Form 10-Q for the quarterly period ended September 30, 2016 is filed with the SEC;

provided, in any such case of (a), (b), (c) and/or (d), you have provided written notice of such circumstances to the Company within 10 business days of its first occurrence and the Company has failed to cure such circumstances within 30 days after receipt of such written notice.

In addition, you would also be eligible to participate in our employee benefit programs, subject to the terms of the applicable programs. These programs include medical, dental, vision, life, short and long-term disability insurance. Coverage for these benefits would be effective your first day of employment. There are three components to the Calamos 401(k) and Profit Sharing Plan: your individual contributions, the Company’s 401(k) matching contributions and, if applicable, the Company’s profit sharing contributions. You would be eligible for the first two components as soon as administratively possible after your first day of employment. Your eligibility to participate in the third component would begin after 6 months of employment. Also, you would be eligible for 5 weeks of vacation per year, based on the accrual rate of 16.67 hours per month, five sick days and holidays as observed by the New York Stock Exchange. Although the Company has no present intention to do so, it necessarily reserves the right to terminate, amend or modify all Company policies and benefit programs’ including those described in this letter, without notice. Please see the Summary of Associate Benefits and the Handbook for more information including vesting information.

This offer is further contingent upon: your successful completion of a pre-employment drug screen; verification of your references and credentials, which includes taking your fingerprints; your entering into the Associate Patent and Confidential Information Agreement (“Confidentiality Agreement”); and your written acknowledgment regarding the receipt and understanding of the Associate Handbook and Code of Ethics and Insider Trading Policy (“Code of Ethics”). Please carefully read and review these materials in advance as you are expected to execute these documents on the first day of your employment. As an employee of the Company your employment is “at will” and can be terminated by either party, with or without notice, at any time, subject to the terms addressed herein.

Please note the following: as is the case with the Handbook and Code of Ethics, the enclosed Confidentiality Agreement is the current version; however, your continued employment is subject to the adherence, acknowledgment and/or execution of any updated version of these documents which may contain different terms.

The Department of Homeland Security, U.S. Citizenship and Immigration Services, requires that employers verify the eligibility of individuals for employment to preclude unlawful hiring. As a result, you will be required to produce proof of your ability to work legally in the United States on your first day of employment. Included with this letter is information on the documentation you must present to satisfy this requirement.

This letter supersedes all prior or contemporaneous discussions and agreements, whether verbal or written. This letter may not be amended except in writing and signed by both parties. This letter shall be governed, construed and enforced in accordance with the laws of the State of Illinois without regard to conflict of laws principles. Any action brought by any party to this letter shall be brought and maintained exclusively in the DuPage County, Illinois Court and the parties consent and submit themselves to the exclusive venue and personal jurisdiction of said Court with respect to all such disputes and controversies.

We expect and you agree at all times to abide by all your existing obligations and duties with any current or former employers; including, but not limited to, any notice, confidentiality, non-compete, non-disclosure and non-solicitation obligations and duties. You shall seek your own, private legal counsel with respect to guidance and interpretation on these matters. Further, you shall not use, bring or disclose to Calamos any information, documents or intellectual property of a current or former employer; specifically including any materials that are considered confidential in nature or trade secrets; including, but not limited to, client lists and sales data. Failure to comply with your obligations or these restrictions may lead to disciplinary measures, including termination of your employment with the Company and such termination shall be deemed within the meaning of Cause.

Please indicate your acceptance of the terms of this offer and confirm your anticipated start date by signing and returning one copy of this letter to me. Feel free to call Bethanne Panos if you have any questions about the specifics of this offer at 630-245-6723.

Sincerely,

/s/ John S. Koudounis
John S. Koudounis
Chief Executive Officer

I knowingly and voluntarily accept this conditional offer of employment extended to me with Calamos Asset Management, Inc., Calamos Investments LLC and Calamos Advisors LLC and agree with the terms of this letter.

/s/ Thomas E. Herman
Thomas E. Herman

6/10/2016
Date

6/30/2016
Anticipated Start Date

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